Exhibit 1
Execution Copy
STOCKHOLDERS AGREEMENT
     THIS STOCKHOLDERS AGREEMENT (the “Agreement”) is made as of August 17, 2007, by and among Advanced Communications Technologies, Inc., a Florida corporation (the “Company”), ACT-DE, LLC, a Delaware limited liability company (“HIG”), Fred V. Baldwin, an individual resident of the State of Florida (“Baldwin”), Robert Coolidge, an individual resident of the State of Florida (“Coolidge”) and Scott Cameron, an individual resident of the State of Florida (“Cameron”) (Baldwin, Coolidge and Cameron each, a “VB Investor” and collectively, the “VB Investors”), and any party who from time to time becomes party to this Agreement as a VB Shareholder or HIG Shareholder by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A.
     WHEREAS, on the date hereof, (i) the VB Shareholders are acquiring an aggregate of 1,000 shares of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), and (ii) Baldwin is acquiring a Convertible Subordinated Promissory Note convertible into up to 1,666,666,667 shares of Common Stock (the “Note”), pursuant to that certain Stock Purchase Agreement dated as of the date hereof (the “VB Stock Purchase Agreement”) by and among the Company, Baldwin and Encompass Group Affiliates, Inc.;
     WHEREAS, on the date hereof, HIG is purchasing an aggregate of 913.79 shares of the Company’s Series C Senior Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), pursuant to that certain Stock Purchase Agreement dated as of the date hereof by and among the Company and HIG (the “HIG Stock Purchase Agreement”);
     WHEREAS, in connection with the obligations of the Company under the VB Stock Purchase Agreement and a condition to the obligations of HIG under the HIG Stock Purchase Agreement that this Agreement be executed and delivered by the parties hereto, and the parties are willing to execute and deliver this Agreement and be bound by the provisions hereof; and
     WHEREAS, the parties hereto desire to agree upon the terms on which the securities of the Company, now or hereafter outstanding and held by them, will be held, transferred and voted, as the case may be.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
SECTION I — DEFINITIONS
     SECTION 1.1. Construction of Terms. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires.
     SECTION 1.2. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

     An “Affiliate” of any Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.
     “Board of Directors” means the Board of Directors of the Company.
     “Charter” means Company’s Certificate of Incorporation, as amended, in effect as of the date hereof.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means the Company’s common stock, no par value per share, and any shares of any other class of capital stock of the Company hereafter issued which are (i) not preferred as to dividends or assets over any class of stock of the Company, (ii) not subject to redemption pursuant to the terms thereof, or (iii) issued to the holders of shares of Common Stock upon any reclassification thereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “HIG Securities” means the (a) all Shares purchased by, issued to or otherwise acquired by HIG and (b) all Shares issued with respect thereto by way of stock dividend or stock split or in connection with any merger, consolidation, recapitalization or other reorganization affecting the Company’s capital stock. HIG Securities will continue to be HIG Securities in the hands of any holder and each transferee thereof will succeed to the rights and obligations of a holder of HIG Securities hereunder, provided that shares of HIG Securities will cease to be HIG Securities when transferred (i) to the Company, (ii) a VB Shareholder, (iii) pursuant to Rule 144 or (iv) in connection with any sale registered under the Securities Act. Notwithstanding the foregoing, in no event shall the term “HIG Securities” include shares of Common Stock purchased in the public market.
     “HIG Shareholder” means any Person who holds HIG Securities and any other Person to whom HIG Securities are issued or transferred for so long as such Person holds any HIG Securities.
     “Major D Shareholder” means any VB Shareholder initially a party to this Agreement for as long as such VB Shareholder continues to hold at least 50% of the Series D Preferred Stock held by such VB Shareholder on the date hereof.
     “Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.
     “Preferred Stock” means (a) the Company’s Series C Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”), (b) the Company’s Series D Preferred Stock, $0.01 par value per share, (c) the Company’s Series A-2 Preferred Stock, $0.001 par value per share and
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(d) any capital stock of the Company which is (i) preferred as to distributions upon a liquidation of the Company or dividends over any other class of stock of the Company, (ii) subject to redemption pursuant to the terms thereof or (iii) issued to the holders of Preferred Stock upon any reclassification thereof.
     “Public Sale” means any sale of Common Stock pursuant to a sale registered under the Securities Act or to the public through a broker or market-maker pursuant to the provisions of Rule 144 (or any successor rule) adopted under the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shares” means, at any time, shares of (i) Common Stock, (ii) Preferred Stock, and (iii) any other equity securities now or hereafter issued by the Company, including pursuant to the Note, together with any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).
     “Shareholders” means, collectively, the HIG Shareholders and the VB Shareholders.
     “Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.
     “VB Securities” means (a) the Note and all shares of Common Stock issued thereunder, (b) the Series D Preferred Stock purchased by, issued to or otherwise acquired by any of the VB Investors and all shares of Common Stock issued upon conversion thereof and (C) all Shares issued with respect thereto by way of stock dividend or stock split or in connection with any merger, consolidation, recapitalization or other reorganization affecting the Company’s capital stock. VB Securities will continue to be VB Securities in the hands of any holder and each transferee thereof will succeed to the rights and obligations of a holder of VB Securities hereunder, provided that shares of VB Securities will cease to be VB Securities when transferred (i) to the Company, (ii) an HIG Shareholder or (iii) pursuant to a Public Sale. Notwithstanding the foregoing, in no event shall the term “VB Securities” include Common Stock purchased in the public market.
     “VB Shareholder” means any Person who holds VB Securities and any other Person to whom VB Securities are issued or transferred for so long as such Person holds any VB Securities.
SECTION II — REPRESENTATIONS AND WARRANTIES
     SECTION 2.1.      Representations and Warranties of the Shareholders
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Each of the Shareholders, individually and not jointly, hereby represents, warrants and covenants to the Company and each other Shareholder as follows: (a) such Shareholder has full authority and power under its charter, by-laws, governing partnership agreement or comparable document (if applicable) to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Shareholder enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by such Shareholder of this Agreement: (1) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Shareholder, (2) does not and will not require such Shareholder to obtain any approval, consent or waiver of, or to make any filing with, any person that has not been obtained or made, and (3) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Shareholder is a party or by which the property of such Shareholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Shareholder.
     SECTION 2.2. Representations and Warranties of the Company
The Company hereby represents, warrants and covenants to each of the Shareholders as follows: (a) the Company has full corporate authority and power to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by the Company of this Agreement: (1) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, (2) does not and will not require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made other than filings pursuant to applicable federal and state securities laws which have been or will be made on a timely basis, and (3) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.
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SECTION III — RESTRICTIONS ON TRANSFER; RIGHT OF REFUSAL; TAG ALONG; DRAG ALONG; PRE-EMPTIVE RIGHTS
     SECTION 3.1. Restrictions on Transfer
Each VB Shareholder agrees that such VB Shareholder will not Transfer all or any portion of his, her or its VB Securities now owned or hereafter acquired by such VB Shareholder, except in connection with, and strictly in compliance with, the conditions of this Article III.
     SECTION 3.2. Permitted Transfers
Notwithstanding anything herein to the contrary, the provisions of Section 3 shall not apply to the Transfers listed below, provided that in the case of items (a) and (b) below the Transferee shall have entered into a Joinder Agreement in substantially the form attached hereto as Exhibit A providing that all VB Securities so Transferred shall continue to be subject to all provisions of this Agreement as if such VB Securities were still held by the VB Shareholder, except that (other than in the case of item (c) below) no further Transfer shall thereafter be permitted hereunder except in compliance with this Article III:
               (a) Transfers by any VB Shareholder to the spouse, children or siblings of such VB Shareholder or to a trust, a family limited liability company or family limited partnership for the sole benefit of any of them (including such VB Shareholder);
               (b) Transfers upon the death of a VB Shareholder to such VB Shareholder’s heirs, executors or administrators or to a living or testamentary trust created by such VB Shareholder, or Transfers between such VB Shareholder and such VB Shareholder’s guardian or conservator;
               (c) Transfers to any other VB Shareholder;
               (d) Transfers permitted by Section 4.1; and
               (e) Transfers pursuant to a Public Sale.
Notwithstanding anything to the contrary in this Agreement or any failure by a Transferee under this Section 3.2 to execute a Joinder Agreement, such Transferee shall take any VB Securities so Transferred subject to all provisions of this Agreement as if such VB Securities were still held by the VB Shareholder making such Transfer, whether or not they so agree in writing.
     SECTION 3.3. Tag Along Right of VB Shareholders
               (a) If the HIG Shareholders desire to effect any sale of more than 20% of the original number of shares of Series C Preferred Stock to any Person other than an Affiliate of any HIG Shareholder at a price per share in excess of the Series C Preference Amount (as defined in the Charter) plus all accrued and unpaid dividends thereon (a “Tag Along Transaction”), the HIG Shareholders shall give written notice to each VB Shareholder offering the VB Shareholders the option to participate in such Tag Along
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     Transaction, which shall set forth the material terms of the proposed Tag Along Transaction and identify the contemplated transferee.
               (b) Each VB Shareholder may, by written notice to the HIG Shareholders (a “Tag Along Notice”), delivered within ten (10) business days after the date notice of the Tag Along Transaction was delivered to such VB Shareholder (the “Tag Along Election Period”), elect to sell in such Tag Along Transaction, pursuant to the terms thereof, shares of Series D Preferred Stock held by such VB Shareholder that are then convertible into a number of shares of Common Stock equal to (i) the total number of shares of Common Stock then issuable upon conversion of all of the shares of Series D Preferred Stock held by the VB Shareholder multiplied by (ii) a fraction (A) the numerator of which is the total number of share of Common Stock issuable upon conversion of the shares of Series C Preferred Stock being sold in the Tag Along Transaction and (B) the denominator of which is the total number of share of Common Stock issuable upon conversion of all of the shares of Series C Preferred Stock then outstanding. The price per share of Series D Preferred Stock to be paid to each such electing VB Shareholder shall be equal to the total number of shares of Common Stock issuable upon conversion of such share multiplied by the Series C Converted Price. The “Series C Converted Price” means the price per share of Series C Preferred Stock to be paid in such transaction divided by the number of shares of Common Stock into which the Series C Preferred Stock is then convertible.
               (c) If a VB Shareholder does not deliver a Tag Along Notice in a timely manner, the HIG Shareholders may thereafter consummate the Tag Along Transaction without the participation of such VB Shareholder on terms and conditions not materially more favorable to the sellers than those set forth in the notice described in subsection (a) above. If the Tag Along Transaction is not consummated on or before 180 calendar days after the later of (i) the expiration of the Tag Along Election Period and (ii) the satisfaction of related all governmental approval or filing requirements, the offer described in subsection (a) above shall be deemed to lapse, and the HIG Shareholders shall be obligated to once again comply with the provisions of this Section 3.3.
               (d) In the event any VB Shareholder exercises its right to participate in a Tag Along Transaction in accordance with this Section 3.3, it shall be liable to the transferee in such Tag Along Transaction only to same extent as the transferring HIG Shareholders with respect to representations and warranties regarding the Company or its business, on a several basis for such VB Shareholder’s pro rata portion of the total sale proceeds; provided, however, that such VB Shareholder’s liability with respect to such representations and warranties shall not exceed the value of the proceeds received by the VB Shareholder upon the consummation of the Tag Along Transaction and, provided further that the VB Shareholder shall not be required to make any other representations or warranties or to provide any indemnities in connection therewith (other than with respect to representations and warranties with respect to enforceability of such Shareholder’s obligations and title to Shares).
     SECTION 3.4. Drag-Along
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               (a) Notwithstanding any other provision of this Agreement, with respect to any Approved Sale, each VB Shareholder hereby agrees to (i) vote for and/or consent to and raise no objection to such Approved Sale (and hereby waives, to the extent permitted by law, all rights to object to or dissent from such Approved Sale), (ii) otherwise cooperate fully in such Approved Sale and not take any action prejudicial to or inconsistent with such Approved Sale. The obligations of the VB Shareholders with respect to any Approved Sale are subject to the satisfaction of the conditions that (A) upon the consummation of such Approved Sale, all of the sellers of Common Stock and of each series of Preferred Stock, respectively, will receive (I) the amount of consideration to which such sellers are entitled pursuant to a Liquidation under the Charter and (II) the same form and amount of consideration per share of Common Stock or Preferred Stock of such series, as applicable, or if any such sellers are given an option as to the form and amount of consideration to be received per share of Common Stock or Preferred Stock of such series, all holders of Common Stock and Preferred Stock of such series, as applicable, will be given the same option, (B) the representations and warranties to be made by any VB Shareholder shall be limited to enforceability of its obligations and title to its Shares, (C) any indemnification obligations of a VB Shareholder shall be several, not joint, and shall (other than with respect to representations and warranties with respect to enforceability of such Shareholder’s obligations and title to Shares) be pro rata based on the value of the proceeds received by the sellers in connection with such Approved Sale, and (D) the aggregate liability of a VB Shareholder with respect to indemnification obligations in connection with such Approved Sale shall be limited to the proceeds paid to such VB Shareholder in connection with such Approved Sale.
               (b) Each VB Shareholder hereby appoints the Company as such VB Shareholder’s true and lawful proxy and attorney in connection with any Approved Sale satisfying the conditions set forth in this Section 3.4 herein, with full power of substitution, to vote all Shares owned by such VB Shareholder or over which such VB Shareholder has voting control to effectuate the agreements set forth in this Section 3.4 in the event of any breach by such VB Shareholder of its obligations under this Section 3.4. The proxies and powers granted by each VB Shareholder pursuant to this Section 3.4 are coupled with an interest and are given to secure the performance of such VB Shareholder’s duties under this Section 3.4. Such proxies are irrevocable for so long as this Section 3.4 remains in effect and will survive the death, incompetence or disability of any VB Shareholder who is an individual and the merger, liquidation or dissolution of any Shareholder that is a corporation, limited liability company, partnership or other entity.
               (c) The term “Approved Sale” means any of the following transactions that are approved by the Board of Directors: (i) a consolidation or merger of the Company with or into any other person(s), entity or entities in which less than a majority of the outstanding voting power of the surviving person(s), entity or entities is held by persons or entities who were stockholders of the Company prior to such event or (ii) a sale, lease, exchange or disposition of all, or substantially all, of the property (with or without the good will) of the Company otherwise than in its usual and regular course of business.
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     SECTION 3.5. Limited First Refusal Rights
               (a) Pre-emptive Rights. If the Company authorizes the issuance and sale of any Preferred Stock, except to the extent such Preferred Stock is issued (a) pursuant to a Public Sale, (b) as part of the consideration paid for the acquisition of all or any substantial portion of the assets or all or any portion of the capital stock of any Person, (c) upon conversion or exercise of any instrument convertible into Preferred Stock, (d) as compensation to any employee, director, officer or consultant of the Company or any of its Subsidiaries, (e) as partial consideration for any debt financing extended to the Company or any of its Subsidiaries, (f) in connection with any joint venture or strategic relationship approved by the Board of Directors (and not issued for cash in connection therewith) or (g) pursuant to any right of first refusal or right of first offer granted by the Company to any of its credit financing sources or their affiliates, the Company will first offer to sell to each Major D Shareholder a pro rata portion of such securities equal to the percentage determined by dividing (i) the number of shares of Common Stock held by such Major D Shareholder (determined on a fully diluted basis), by (ii) the number of shares of Common Stock then outstanding (determined on a fully diluted basis). Each such Major D Shareholder will be entitled to purchase all or part of such stock or securities at the same price and on the same terms as such stock or securities are to be offered to any other Persons.
               (b) Major D Shareholders’ Exercise of Right. Each Major D Shareholder entitled to purchase securities under this Section 5 must exercise such Major D Shareholder’s purchase rights hereunder within 10 business days after receipt of written notice from the Company describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms and such Major D Shareholder’s percentage allotment.
               (c) Company’s Exercise of Right. Upon expiration of the offering period described above, the Company will be free to sell such stock or securities which the Major D Shareholders entitled to purchase such stock or securities have not elected to purchase during the 180 days following such expiration on terms and conditions no more favorable to the purchasers thereof, in the aggregate, than those offered to such Major D Shareholders. Any stock or securities offered or sold by the Company after such 180-day period must be re-offered to the Major D Shareholders entitled to purchase such stock or securities pursuant to the terms of this Section 5.
               (d) Fully Diluted Basis. All references herein to calculations of the Company’s equity or any type, class or series thereof “on a fully diluted basis” or as “fully diluted” or similar terms shall mean such equity or type, class or series thereof at any date as diluted by the issuance of all shares of such equity or type, class or series thereof then issuable upon the exercise or conversion of all then outstanding and exercisable warrants, options or convertible securities pursuant to which the Company is then obligated to issue such equity or type, class or series thereof (in all cases, determined assuming that the Company has sufficient authorized but unissued shares of Common Stock for the exercise or conversion of all such securities), but specifically excluding all shares issuable under warrants, options or convertible securities (other than Series D
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Preferred Stock) which are not then exercisable or convertible unless the inability to convert arises solely from the lack of authorized shares of common stock.
     SECTION 3.6. Effect of Prohibited Transfers
If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law), and the Company shall have the right to refuse to recognize any Transferee as one of its stockholders for any purpose. In the event of any such breach of this Agreement, commencing immediately upon the date of such attempted Transfer (a) such Transfer shall be void and of no effect, (b) no dividend of any kind or any distribution pursuant to any liquidation, redemption or otherwise shall be paid by the Company to the purported transferee in respect of such Shares (all such rights to payment by the transferring stockholder and/or the purported transferee being deemed waived), (c) the voting rights of such Shares, if any, shall terminate, and (d) neither the transferring stockholder nor the purported transferee shall be entitled to exercise any rights with respect to such Shares until such Transfer in breach of this Agreement has been rescinded.
SECTION IV — Option to Purchase
     SECTION 4.1.      Option to Purchase Upon Conversion
               (a) In the event that the VB Shareholder(s) (the “Converting Shareholder(s)”) exercise the right to convert the shares of Series D Preferred Stock to Common Stock pursuant to the Charter, except in the case of automatic conversion pursuant to Section 4.2(a)(ii) of the Certificate of Designation of the Series D Preferred Stock, the Converting Shareholder(s) shall give written notice to the Company and HIG of such conversion (such notice, the “Company Offer Notice”). The Company or, in accordance herewith, HIG (or its designees) shall have the option to purchase all or a portion of the shares of Common Stock issuable upon such conversion (the “Conversion Shares”) at a price per share equal to the Purchase Price (as defined below). At any time within 15 days after receipt by the Company of the Company Offer Notice (the “Company Option Period”), the Company may elect to purchase any or all of the Conversion Shares and shall give written notice of such election (the “Company Acceptance Notice”) to the Converting Shareholder and HIG within the Company Option Period, which notice shall indicate the maximum number of shares of Common Stock that the Company desires to purchase. The Company Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Conversion Shares covered by the Company Acceptance Notice. If no Company Acceptance Notice has been delivered, or a Company Acceptance Notice has been delivered for less than all of the Conversion Shares, then HIG may, at any time within 15 days after the end of the Company Option Period (the “HIG Option Period”), elect (on behalf of itself and/or any other HIG Shareholders) to purchase some or all of the Conversion Shares that were not so purchased by the Company and shall give written notice of such election (the “HIG Acceptance Notice”) to the Converting Shareholder
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within the HIG Option Period, which notice shall indicate the maximum number of shares of Common Stock that HIG (and/or any designated HIG Shareholders) desire to purchase. The HIG Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Conversion Shares covered by the HIG Acceptance Notice.
               (b) For purposes hereof, the term “Purchase Price” means (i) average final closing price per share for the ten (10) trading days immediately preceding the date of the conversion (as reported by Bloomberg L.P., or any organization succeeding to its function of reporting prices) or (ii) if the Converting Shareholder has received from a third party a bona fide written offer to purchase all of the Conversion Shares for cash, (in which case the Company Offer Notice shall include a copy of such written offer) the price at which such third party has offered to pay for the Conversion Shares.
               (c) In the case of a Company Offer Notice for which the Purchase Price is determined pursuant to subpart (ii) in the immediately preceding sentence, if neither the Company nor HIG exercise their purchase rights hereunder in respect of such Company Offer Notice, the Converting Shareholder may sell such Conversion Shares to the third party offeror (a “Third Party Sale”) for a price equal to or more than such Purchase Price at any time within sixty (60) days after the end of the HIG Option Period. If the Third Party Sale is not completed on or prior to the end of such sixty day period, the Converting Shareholder shall be deemed to have issued a new Company Offer Notice on such date and the Company and HIG shall have the right to purchase such Conversion Shares at the Purchase Price determined pursuant to subpart (i) of the definition thereof in accordance with the provisions of Section 4.1(a) above.
SECTION V — MISCELLANEOUS PROVISIONS
     SECTION 5.1.     Survival of Covenants
Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof, regardless of any investigation, without limitation unless otherwise specifically provided in this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.
     SECTION 5.2. Legend on Securities
The VB Shareholders acknowledge and agree that in addition to any other legend on the certificates representing VB Securities held by them, substantially the following legend shall be typed on each certificate evidencing any of the VB Securities:
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF AUGUST 17, 2007, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN.
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A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.
     SECTION 5.3. Amendment and Waiver
Any party may waive any provision hereof intended for its benefit in writing. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise. This Agreement or any provisions hereof may be amended or waived with the prior written approval of the Company, Baldwin (for as long as he owns VB Securities), the holders of a majority of the Shares held by the VB Shareholders (taken together), and the holders of a majority of the Shares held by the HIG Shareholders. Any approval given as provided in the preceding sentence shall be binding on all VB Shareholders and HIG Shareholders; provided that, any amendment or waiver that would materially and adversely affect any VB Shareholder or any HIG Shareholder disproportionately more than any other VB Shareholder or HIG Shareholder shall not be effective against such VB Shareholder or HIG Shareholder, as the case may be, without the consent of such VB Shareholder or HIG Shareholder, as the case may be, with respect thereto.
     SECTION 5.4. Notices
All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed, which if to the Company, shall be at:
Advanced Communication Advanced Communications Technologies, Inc.
420 Lexington Avenue, Suite 2739
New York, NY 10170
Attention: Wayne I. Danson, Chief Executive Officer
Facsimile: 646.227.1666
and if to any HIG Shareholder, at the addresses set forth below such party’s signature hereto and with respect to any VB Shareholder, at the address set forth below such parties’ signature hereto (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally or sent by facsimile shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective three days after mailing, and notices sent by courier guaranteeing next day delivery shall be effective on the earlier of the second business day after timely delivery to the courier or the day of actual delivery by the courier.
     SECTION 5.5. Headings
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The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.
     SECTION 5.6. Counterparts
This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.
     SECTION 5.7. Remedies; Severability
It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.
In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.
     SECTION 5.8. Entire Agreement
This Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.
     SECTION 5.9. Adjustments
All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company.
     SECTION 5.10. Law Governing
Shareholders Agreement — Page 12

               (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America and the state courts located in Miami-Dade County in the State of Florida solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Agreement or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION
     SECTION 5.11. Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such successor. The rights of the Shareholders hereunder shall be assignable to Transferees of their Shares as contemplated herein. This Agreement may not be assigned by any Shareholder except as provided herein (including Section 3.2 hereof) without the prior written
Shareholders Agreement — Page 13

consent of the Company, Baldwin (for as long as he owns VB Securities), the holders of a majority of the Shares held by the VB Shareholders (taken together), and the holders of a majority of the Shares held by the HIG Shareholders, and without such prior written consent any attempted Transfer shall be null and void.
     SECTION 5.12. Vote to Increase Authorized Shares
               (a) The HIG Shareholder hereby covenants and agrees that it will vote all of the HIG Securities held by it in favor of the Charter Amendments referenced in the Certificates of Designation for the Series C Preferred Stock, Series D Preferred Stock and Series A-2 Preferred Stock at any shareholder meeting, or pursuant to any written consent, pursuant to which such Charter Amendments have been submitted for approval.
               (b) The Company agrees to file a proxy or information statement relating to shareholder approval of the Charter Amendments within 90 days after the date of this Agreement. In the event the proxy or information statement is reviewed by the SEC, the Company agrees to effect the Charter Amendments within 30 days after completion of SEC review of an information statement or within 50 days after completion of SEC review of a proxy statement. In the event the proxy statement or information statement is not reviewed by the SEC, the Company agrees to effect the Charter Amendments within 75 days after filing.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]
Shareholders Agreement — Page 14

     IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be duly executed as of the date first set forth above.

COMPANY:

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC. a Delaware corporation

	By:	/s/ Wayne I. Danson

Name: Wayne Danson
Title: President and Chief Executive Officer

HIG SHAREHOLDER:	ACT-DE, LLC

	By:	/s/ William J. Nolan

Name: William J. Nolan
Title: Executive Vice President
*The address for each HIG Shareholder is:
VB SHAREHOLDERS:

/s/ Fred V. Baldwin

Name: Fred V. Baldwin
Address:

/s/ Robert Coolidge

Name: Robert Coolidge
Address:

/s/ Scott Cameron

Name: Scott Cameron
Address:

SCHEDULE A
List of HIG Shareholders, VB Shareholders

	Number of	Number of
	Shares of Series	Shares of Series	Number of
	C Preferred	D Preferred	Shares of
HIG Shareholders	Stock	Stock	Common Stock
ACT-DE, LLC	913.79	—	—
VB Shareholders	—	1,000	—

Fred V. Baldwin	—	312.5	—

Tel:
Fax:

Robert Coolidge	—	562.5	—

Tel:
Fax:

Scott Cameron	—	125	—

Tel:
Fax:

EXHIBIT A
Form of Joinder Agreement
     The undersigned hereby agrees, effective as of the later date indicated below, to become a party to that certain Shareholders Agreement (the “Agreement”) dated as of July ___, 2007, by and among Advanced Communications Technologies, Inc. (the “Company”) and the parties named therein; and for all purposes of the Agreement, the undersigned shall be included within the term [“HIG Shareholder”] [“VB Shareholder”]. The undersigned further confirms that the representations and warranties contained in Section II of the Agreement are true and correct as to the undersigned as of the date hereof. The address and facsimile number to which notices may be sent to the undersigned is as set forth below the undersigned’s signature.

Name:

Date:

Address for Notices:

Facsimile No.

ACCEPTED AND AGREED:
ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

By:

Name:
Title:

Date: